Comdisco,Inc. and Subsidiaries
Exhibit 12.00
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)

                                                      Three months ended
                                                           December 31      For the years ended September 30
                                                      ------------------    --------------------------------
                                                           1999   1998      1999   1998   1997   1996   1995
                                                           ----   ----      ----   ----   ----   ----   ----
Fixed charges

  Interest expense (1)..................................   $ 84   $ 85      $341   $329   $301   $267   $278

  Approximate portion of
    rental expense representative
    of an interest factor ..............................      2      1         6      5      4      7     11
                                                           ----   ----      ----   ----   ----   ----   ----
  Fixed charges ........................................     86     86       347    334    305    274    289

Earnings before income taxes,
   net of preferred stock dividends ....................     65     60        75    238    203    176    160
                                                           ----   ----      ----   ----   ----   ----   ----
Earnings before income taxes,
   net of preferred stock dividend .....................   $151   $146      $422   $572   $508   $450   $449
                                                           ====   ====      ====   ====   ====   ====   ====

Ratio of earnings to fixed charges .....................   1.76   1.70      1.22   1.71   1.67   1.64   1.55
                                                           ====   ====      ====   ====   ====   ====   ====
Rental expense:
  Equipment subleases ..................................   $  1   $  1      $  4   $  5   $  6   $ 14   $ 22
  Office space, furniture, etc .........................      4      3        14      9      7      8     10
                                                           ----   ----      ----   ----   ----   ----   ----
     Total .............................................   $  5   $  4      $ 18   $ 14   $ 13   $ 22   $ 32
                                                           ====   ====      ====   ====   ====   ====   ====
     1/3 of rental expense .............................   $  2   $  1      $  6   $  5   $  4   $  7   $ 11
                                                           ====   ====      ====   ====   ====   ====   ====

(1) Includes interest expense incurred by technology services and included in technology services expenses on the statements of earnings.

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